Exhibit 99.2

Explanation of Responses:

(1)  This statement is being filed by The Goldman Sachs Group, Inc. (“GS Group”), Goldman, Sachs & Co. (“Goldman Sachs”), Goldman, Sachs Management GP GmbH (“GS GmbH”), GSCP VI Advisors, L.L.C. (“GS Advisors”), GSCP VI Offshore Advisors, L.L.C. (“GSCP Offshore Advisors”), GS Advisors VI, L.L.C. (“GS VI Advisors”), GS Capital Partners VI Fund, L.P. (“GS Capital”), GS Capital Partners VI Offshore Fund, L.P. (“GS Offshore”), GS Capital Partners VI Parallel, L.P. (“GS Parallel”), GS Capital Partners VI GmbH & Co. KG (“GS Germany” and together with GS Capital, GS Offshore and GS Parallel, the “GS Funds”), ProSight Equity Management Inc. (“ProSight Equity”), ProSight Investment LLC (“ProSight Investment”), ProSight Parallel Investment LLC (“ProSight Parallel Investment”), ProSight Specialty Insurance Group, Inc. (“ProSight Group”), ProSight Specialty Insurance Holdings, Inc. (“Parent”) and PSI Merger Sub Inc. (“Merger Sub” and together with the GS Funds, GS Group, Goldman Sachs, GS GmbH, GS Advisors, GSCP Offshore Advisors, GS VI Advisors, ProSight Equity, ProSight Investment, ProSight Parallel Investment, ProSight Group and Parent, the “Reporting Persons”).  Due to the electronic system’s limitation of 10 reporting persons per joint filing, this statement is being filed in duplicate.

(2)  Goldman Sachs is a wholly-owned subsidiary of GS Group.  Goldman Sachs is the investment manager of the GS Funds.  Afilliates of Goldman Sachs and GS Group are the general partner, managing limited partner, managing partner or investment manager of the GS Funds.  GS Capital, GS Offshore and GS Germany together own all of the interests of ProSight Investment and GS Parallel owns all of the interests of ProSight Parallel Investment.  ProSight Investment owns a 43.7% interest in ProSight Group, Parent and Merger Sub and ProSight Parallel Investment owns a 6.4% interest in ProSight Group, Parent and Merger Sub.  ProSight Equity is the managing member of ProSight Investment and ProSight Parallel Investment.

(3)  Goldman Sachs had net open short positions of 43,301 shares of common stock of the Issuer (the “Common Stock”) as of July 15, 2010. The Reporting Persons, other than GS Group, disclaim beneficial ownership of the securities owned by Goldman Sachs.

(4)  Except for the 18,565 shares of Common Stock beneficially owned directly by Goldman Sachs which may be deemed indirectly beneficially owned by GS Group, the Reporting Persons beneficially own no securities of the Issuer.  On July 15, 2010, Parent and Merger Sub entered into a Shareholders Agreement with each of Mark W. Blackman, Paul J. Hart, Thomas J. Iacopelli, A. George Kallop and Elizabeth B. Kallop, George R. Trumbull, III, Conning Capital Partners VI, L.P., Lionshead Investments, LLC, Estate of Louise B. Tollefson, Louise B. Tollefson 2000 Florida Intangible Tax Trust and Louise B. Tollefson Family Foundation (together, the “Shareholders”).  Pursuant to the Shareholders Agreements, the Shareholders agreed to, among other things, vote the shares of the Issuer’s Common Stock owned or controlled by them (collectively 3,878,736 shares of Common Stock) in favor of that certain Agreement and Plan of Merger, dated July 15, 2010, by and among the Issuer, Parent and Merger Sub, and the transactions contemplated by the Merger Agreement.  As a result of entering into the Shareholders Agreements, the Reporting Persons may be deemed to beneficially own in excess of 10% of the outstanding shares of Common Stock.  None of the Reporting Persons has any pecuniary interest in any of the shares of Common Stock subject to the Shareholders Agreements, and each expressly disclaims beneficial ownership of such shares for all purposes.